Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Terms No. 273 Filed pursuant to Rule 433 Registration Statement Nos. 333-275587; 333-275587-01 December 4, 2023

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Class B Common Stock of Berkshire Hathaway Inc., the Class A Common Stock of Alphabet Inc. and the Common Stock of NVIDIA Corporation due December 10, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlying Stocks:	Class B common stock of Berkshire Hathaway Inc. (the “BRK.B Stock”), class A common stock of Alphabet Inc. (the “GOOGL Stock”) and the common stock of NVIDIA Corporation (the “NVDA Stock”)
Pricing date*	December 6, 2023
Original issue date*	December 11, 2023
Face amount	$1,000 per security
Automatic call	If, on any calculation day, beginning on December 9, 2024, the stock closing price of each underlying stock is greater than or equal to its respective call threshold price, the securities will be automatically called for the applicable call payment on the related call settlement date. The “call payment” will be equal to the face amount plus the applicable call premium.
Calculation days* and call premiums	Calculation Day	Call Premium†
	December 11, 2024	At least 23.25% of the face amount
	March 11, 2025	At least 29.0625% of the face amount
	June 11, 2025	At least 34.875% of the face amount
	September 11, 2025	At least 40.6875% of the face amount
	December 11, 2025	At least 46.50% of the face amount
	March 11, 2026	At least 52.3125% of the face amount
	June 11, 2026	At least 58.125% of the face amount
	September 11, 2026	At least 63.9375% of the face amount
	December 7, 2026 (the “final calculation day”)	At least 69.75% of the face amount
†to be determined on the pricing date
Call settlement dates	Three business days after the applicable calculation day; provided that the call settlement date for the final calculation day is the maturity date.
Maturity payment amount (per security)

•     if the ending price of any underlying stock is less than its respective call threshold price but the ending price of each underlying stock is greater than or equal to its respective downside threshold price:

$1,000; or

•     if the ending price of any underlying stock is less than its respective downside threshold price:

$1,000 × performance factor of the

lowest performing underlying stock

Maturity date*	December 10, 2026
Starting price	For each underlying stock, the closing price on the pricing date
Ending price	For each underlying stock, the closing price on the final calculation day.
Lowest performing underlying stock	The underlying stock with the lowest performance factor
Performance factor	With respect to each underlying stock, the ending price divided by the starting price
Downside threshold price	70% of the starting price for each underlying stock
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount	Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $25.75 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61775M2S4
Tax considerations	See preliminary terms

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are not automatically called and the ending price of any underlying stock on the final calculation day is less than its respective downside threshold price, you will lose more than 30%, and possibly all, of the face amount of your securities at the maturity date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing price of the lowest performing underlying stock on the applicable calculation day significantly exceeds its starting price. You will not participate in any appreciation of the underlying stocks.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $959.50, or within $30.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary terms for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary terms referenced below, product supplement for principal at risk securities and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary terms:

https://www.sec.gov/Archives/edgar/data/895421/000095010323017134/dp203666_fwp-ps273.htm

*subject to change

** In addition, selected dealers may receive a fee of up to 0.35% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary terms. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms, product supplement for principal at risk securities and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

•	The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

•	The appreciation potential of the securities is limited by the call payment specified for each calculation day.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	Investing in the securities is not equivalent to investing in the underlying stocks.

•	Reinvestment risk.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

•	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The securities will not be listed on any securities exchange and secondary trading may be limited.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

•	The maturity date may be postponed if the final calculation day is postponed.

•	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Stocks

•	You are exposed to the price risk of each underlying stock.

•	No affiliation with Berkshire Hathaway Inc., Alphabet Inc. or NVIDIA Corporation.

•	We may engage in business with or involving Berkshire Hathaway Inc., Alphabet Inc. or NVIDIA Corporation without regard to your interests.

•	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stocks.

•	Historical closing prices of the underlying stocks should not be taken as an indication of the future performance of the underlying stocks during the term of the securities.

For more information about the underlying stocks, including historical performance information, see the accompanying preliminary terms.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

2